==============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)

                              TAUBMAN CENTERS, INC.
                   -------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                   876664103
                                 ---------------
                                 (CUSIP Number)
         -----------------------------------------------------------

                              KENNETH H. GOLD, ESQ.
                              MIRO WEINER & KRAMER
                             500 N. WOODWARD AVENUE
                        BLOOMFIELD HILLS, MICHIGAN 48304
                                 (248) 258-1205
         -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)


                                  JANUARY 28, 2003
          ----------------------------------------------------------
           (Date of Event Which Requires Filing of This Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_]

                               Page 1 of 25 Pages

==============================================================================

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                           PAGE 2 OF 25 PAGES

==============================================================================

-------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              ROBERT S. TAUBMAN


--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [_]
                                                                      (b)  [_]
--------------------------------------------------------------------------------
     3        SEC USE ONLY                                                 [_]
--------------------------------------------------------------------------------

     4        SOURCE OF FUNDS
                    N/A

--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)
                                                                           [_]

--------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
                                     400,941

    NUMBER OF
                    ------------------------------------------------------------
                      8
      SHARES                SHARED VOTING POWER
                                     547,984*

   BENEFICIALLY
                    ------------------------------------------------------------
                      9
     OWNED BY               SOLE DISPOSITIVE POWER
                                     400,941

       EACH
                    ------------------------------------------------------------
                      10
    REPORTING               SHARED DISPOSITIVE POWER
                                     547,984**

   PERSON WITH
--------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                     948,925**
--------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES                                         [X]

--------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             1.8%
--------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON
                             IN
--------------------------------------------------------------------------------



------------------------
* Includes 245,016 presently vested options granted to Robert S. Taubman. Does not include 10,000 Shares owned by Mr. Taubman's spouse and Mr. Taubman's children or 903,651 Shares (including Units and shares of Series B Preferred Stock on an as converted basis) owned by The A. Alfred Taubman Restated Revocable Trust, William S. Taubman, TRA Partners, Taub-Co Holdings LLC, Taubman Realty Ventures LLC, or TG Partners Limited Partnership, TG Acquisitions, or Shares held by Courtney Lord but for which Mr. Lord has granted an irrevocable proxy to TG Partners Limited Partnership of which Mr. Taubman disclaims beneficial ownership to the extent beyond his pecuniary interest in such entities.

** Includes, on an as converted basis, 547,984 shares of Series B Preferred Stock and Units held by R&W-TRG, LLC, a company owned by Mr. Robert S. Taubman and Mr. William S. Taubman.

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                           PAGE 3 OF 25 PAGES

==============================================================================

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              The A. Alfred Taubman Restated Revocable Trust

-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]

-------------------------------------------------------------------------------
   3          SEC USE ONLY                                                  [ ]
-------------------------------------------------------------------------------

   4          SOURCE OF FUNDS
                    N/A

-------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            [ ]

-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    United States
-------------------------------------------------------------------------------
  NUMBER OF    7
                   SOLE VOTING POWER
   SHARES                100
               ----------------------------------------------------------------
BENEFICIALLY   8
                   SHARED VOTING POWER
  OWNED BY               188,593**
               ----------------------------------------------------------------
    EACH
               9
  REPORTING        SOLE DISPOSITIVE POWER
                         100
 PERSON WITH   ----------------------------------------------------------------
               10
                   SHARED DISPOSITIVE POWER
                         188,593**
-------------------------------------------------------------------------------

     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    188,691***
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       [X]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    <1%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    OO
-------------------------------------------------------------------------------



------------------------
** Includes, on an as converted basis, shares of Series B Preferred Stock owned by The A. Alfred Taubman Restated Revocable Trust, Taubman Realty
Ventures LLC, Taub-Co Management, Inc., TRA Partners, TG Partners Limited Partnership, TG Acquisitions, and Shares held by Courtney Lord for which Mr. Lord has granted an irrevocable proxy to TG Partners Limited Partnership

*** The A. Alfred Taubman Restated Revocable Trust disclaims beneficial ownership of all Shares owned by Robert S. Taubman, William S. Taubman, R&W-TRG, LLC and any beneficial ownership in the Units or Shares held beyond his pecuniary interest by TRA Partners, Taubman Realty Ventures LLC, Taub-Co Management, Inc., or TG Partners, Limited Partnership.

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                           PAGE 4 OF 25 PAGES

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              TRA Partners

-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3          SEC USE ONLY                                                  [ ]
-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    N/A
-------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                 [ ]
-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    Michigan
-------------------------------------------------------------------------------
  NUMBER OF    7
                   SOLE VOTING POWER
   SHARES                188,101*
               ----------------------------------------------------------------
BENEFICIALLY   8
                   SHARED VOTING POWER
  OWNED BY               0
               ----------------------------------------------------------------
    EACH       9
                   SOLE DISPOSITIVE POWER
  REPORTING              188,101*
               ----------------------------------------------------------------
 PERSON WITH   10
                   SHARED DISPOSITIVE POWER
                         0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    188,101*
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    <1%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    PN
-------------------------------------------------------------------------------



--------------------------
* Includes 186,837 shares of Common Stock and 17,699,879 Shares of Series B Preferred Stock on an as converted basis.

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                           PAGE 5 OF 25 PAGES

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Taub-Co Holdings, LLC

-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3          SEC USE ONLY                                                  [ ]
-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    N/A
-------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM  2(d) OR 2(e)                                [ ]
-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
-------------------------------------------------------------------------------
  NUMBER OF   7
                   SOLE VOTING POWER
   SHARES                0*
              -----------------------------------------------------------------
BENEFICIALLY  8
                   SHARED VOTING POWER
  OWNED BY               0*
              -----------------------------------------------------------------
    EACH      9
                   SOLE DISPOSITIVE POWER
  REPORTING              0*
              -----------------------------------------------------------------
 PERSON WITH  10
                   SHARED DISPOSITIVE POWER
                         0*
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         0*
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                         [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         <1%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                         PN
-------------------------------------------------------------------------------



------------------------
*Includes 1,975 shares of Series B Preferred Stock on an as converted basis.

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                           PAGE 6 OF 25 PAGES

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              TG Partners Limited Partnership

-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3          SEC USE ONLY                                                  [ ]
-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    N/A
-------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                 [ ]
-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    Michigan
-------------------------------------------------------------------------------
  NUMBER OF   7
                   SOLE VOTING POWER
   SHARES                451**
              -----------------------------------------------------------------
BENEFICIALLY  8
                   SHARED VOTING POWER
  OWNED BY               0
              -----------------------------------------------------------------
    EACH      9
                   SOLE DISPOSITIVE POWER
  REPORTING              451**
              -----------------------------------------------------------------
 PERSON WITH  10
                   SHARED DISPOSITIVE POWER
                         0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         451**
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                         [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         <1%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                         PN
-------------------------------------------------------------------------------



-------------------------
** Includes, on an as converted basis, shares of Series B Preferred Stock owned by TG Partners Limited Partnership.

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                           PAGE 7 OF 25 PAGES

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              TG Acquisitions

-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3          SEC USE ONLY                                                  [ ]
-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    N/A
-------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                 [ ]
-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    Michigan
-------------------------------------------------------------------------------
  NUMBER OF   7
                   SOLE VOTING POWER
   SHARES                31**
              -----------------------------------------------------------------
BENEFICIALLY  8
                   SHARED VOTING POWER
  OWNED BY               0
              -----------------------------------------------------------------
    EACH      9
                   SOLE DISPOSITIVE POWER
  REPORTING              31**
              -----------------------------------------------------------------
 PERSON WITH  10
                   SHARED DISPOSITIVE POWER
                         0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         31**
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                         [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         <1%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                         PN
-------------------------------------------------------------------------------



--------------------------
** Includes, on an as converted basis, shares of Series B Preferred Stock.

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                           PAGE 8 OF 25 PAGES

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Courtney Lord

-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3          SEC USE ONLY                                                  [ ]
-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    N/A
-------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                 [ ]
-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    United States
-------------------------------------------------------------------------------
  NUMBER OF   7
                   SOLE VOTING POWER
   SHARES                6*
              -----------------------------------------------------------------
BENEFICIALLY  8
                   SHARED VOTING POWER
  OWNED BY               0
              -----------------------------------------------------------------
    EACH      9
                   SOLE DISPOSITIVE POWER
  REPORTING              6*
              -----------------------------------------------------------------
 PERSON WITH  10
                   SHARED DISPOSITIVE POWER
                         0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         6*
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                         [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         <1%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                         IN
-------------------------------------------------------------------------------



-------------------------
* Includes, on an as converted basis, shares of Series B Preferred Stock for which Courtney Lord has granted an irrevocable proxy to TG Partners Limited Partnership. Does not include 20 shares of Series B Preferred Stock on an as converted basis owned by Mr. Lord.

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                           PAGE 9 OF 25 PAGES

==============================================================================

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Robert C. Larson, Trustee of the Robert C. Larson Revocable Trust


-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]

-------------------------------------------------------------------------------
   3          SEC USE ONLY                                                  [ ]
-------------------------------------------------------------------------------

   4          SOURCE OF FUNDS
                    N/A

-------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            [ ]

-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    United States
-------------------------------------------------------------------------------
  NUMBER OF    7
                   SOLE VOTING POWER
   SHARES                0
               ----------------------------------------------------------------
BENEFICIALLY   8
                   SHARED VOTING POWER
  OWNED BY               0
               ----------------------------------------------------------------
    EACH
               9
  REPORTING        SOLE DISPOSITIVE POWER
                         1,428,559*
 PERSON WITH   ----------------------------------------------------------------
               10
                   SHARED DISPOSITIVE POWER
                         0
-------------------------------------------------------------------------------

     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         1,428,559*
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    2.7%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    OO
-------------------------------------------------------------------------------


-------------------------
*Includes 266,636 shares of Common Stock, 1,161,841 shares of Series B Preferred Stock included on an as converted basis and 1,161,841 Units.

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                          PAGE 10 OF 25 PAGES

==============================================================================

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Taubman Realty Ventures, LLC


-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]

-------------------------------------------------------------------------------
   3          SEC USE ONLY                                                  [ ]
-------------------------------------------------------------------------------

   4          SOURCE OF FUNDS
                    N/A

-------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            [ ]

-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Michigan
-------------------------------------------------------------------------------
  NUMBER OF    7
                   SOLE VOTING POWER
   SHARES                0
               ----------------------------------------------------------------
BENEFICIALLY   8
                   SHARED VOTING POWER
  OWNED BY               0
               ----------------------------------------------------------------
    EACH
               9
  REPORTING        SOLE DISPOSITIVE POWER
                         0*
 PERSON WITH   ----------------------------------------------------------------
               10
                   SHARED DISPOSITIVE POWER
                         0
-------------------------------------------------------------------------------

     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         0*
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   <1%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    IN
-------------------------------------------------------------------------------



-------------------------
*Includes, on an as converted basis, shares of Series B Preferred Stock

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                          PAGE 11 OF 25 PAGES

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              The Max M. Fisher Revocable Trust, as amended and restated in its entirety by Instrument dated May 11, 1992 (as may be amended from time to time)
-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3          SEC USE ONLY                                                  [ ]
-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    N/A
-------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                 [ ]
-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    United States
-------------------------------------------------------------------------------
  NUMBER OF    7
                   SOLE VOTING POWER
   SHARES                676,965*
               ----------------------------------------------------------------
BENEFICIALLY   8
                   SHARED VOTING POWER
  OWNED BY               0
               ----------------------------------------------------------------
    EACH       9
                   SOLE DISPOSITIVE POWER
  REPORTING              676,965*
               ----------------------------------------------------------------
 PERSON WITH   10
                   SHARED DISPOSITIVE POWER
                         0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    676,965*
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                       [X]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     1.3%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    OO
-------------------------------------------------------------------------------


-------------------------
*Includes 283,600 shares of Common Stock, 393,337 shares of Series B
Preferred Stock included on an as converted basis and 393,337 Units. owned by the Max M. Fisher Revocable Trust.

**The Max M. Fisher Revocable Trust disclaims beneficial ownership of all Shares owned by Martinique Hotel, Inc.

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                          PAGE 12 OF 25 PAGES

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              MARTINIQUE HOTEL, INC.

-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]

-------------------------------------------------------------------------------
   3          SEC USE ONLY                                                  [ ]
-------------------------------------------------------------------------------

   4          SOURCE OF FUNDS
                    N/A

-------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            [ ]

-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
-------------------------------------------------------------------------------
  NUMBER OF    7
                   SOLE VOTING POWER
   SHARES                41,700
               ----------------------------------------------------------------
BENEFICIALLY   8
                   SHARED VOTING POWER
  OWNED BY               0
               ----------------------------------------------------------------
    EACH
               9
  REPORTING        SOLE DISPOSITIVE POWER
                         41,700
 PERSON WITH   ----------------------------------------------------------------
               10
                   SHARED DISPOSITIVE POWER
                         0
-------------------------------------------------------------------------------

     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    41,700
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    <1%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    CO
-------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                          PAGE 13 OF 25 PAGES

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              WILLIAM S. TAUBMAN

-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]

-------------------------------------------------------------------------------
   3          SEC USE ONLY                                                  [ ]
-------------------------------------------------------------------------------

   4          SOURCE OF FUNDS
                    N/A

-------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)
                                                                            [ ]

-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF    7
                   SOLE VOTING POWER
   SHARES                714,960
               ----------------------------------------------------------------
BENEFICIALLY   8
                   SHARED VOTING POWER
  OWNED BY               547,984
               ----------------------------------------------------------------
    EACH
               9
  REPORTING        SOLE DISPOSITIVE POWER
                         714,960
 PERSON WITH   ----------------------------------------------------------------
               10
                   SHARED DISPOSITIVE POWER
                         547,984
-------------------------------------------------------------------------------

     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    1,262,944 ++++
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       [X]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    2.4%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    IN
-------------------------------------------------------------------------------



--------------------------
++++Includes on an as-converted basis, 5,925 shares of Series B Preferred stock held by William S. Taubman, 545,535 presently vested options, and 163,500 shares of Common Stock. Mr. Taubman disclaims any beneficial ownership in any Shares or Units owned by The A. Alred Taubman Restated Revocable Trust, Robert
S. Taubman, TRA Partners, Taub-Co Holdings LLC, Taubman Realty Ventures LLC,
TG Partners Limited Partnership, TG Acquisitions or Shares held by Courtney Lord but for which Mr. Lord has granted an irrevocable proxy to TG Partners Limited Partnership of which Mr. Taubman disclaims beneficial ownership to the extent beyond his pecuniary interest in such entities.

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                          PAGE 14 OF 25 PAGES

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  R&W - TRG, LLC
-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3          SEC USE ONLY                                                  [ ]
-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    N/A
-------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]
-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    MICHIGAN
-------------------------------------------------------------------------------
  NUMBER OF    7
                   SOLE VOTING POWER
   SHARES                0
               ----------------------------------------------------------------
BENEFICIALLY   8
                   SHARED VOTING POWER
  OWNED BY               547,984****
               ----------------------------------------------------------------
    EACH       9
                   SOLE DISPOSITIVE POWER
  REPORTING              0
               ----------------------------------------------------------------
 PERSON WITH   10
                   SHARED DISPOSITIVE POWER
                         547,984****
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    547,984****
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                      [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 1.0%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    IN
-------------------------------------------------------------------------------



----------------------
****Includes 547,945 shares of Series B Preferred Stock and 547,945 Units on an as converted basis

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                          PAGE 15 OF 25 PAGES

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 JOHN RAKOLTA, JR. AND TERRY RAKOLTA, JOINT TENANTS WITH THE RIGHT OF SURVIVORSHIP

-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3          SEC USE ONLY                                                  [ ]
-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                   N/A
-------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]
-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF   7
                   SOLE VOTING POWER
   SHARES                251,260
              -----------------------------------------------------------------
BENEFICIALLY  8
                   SHARED VOTING POWER
  OWNED BY               0
              -----------------------------------------------------------------
    EACH      9
                   SOLE DISPOSITIVE POWER
  REPORTING             251,260
              -----------------------------------------------------------------
 PERSON WITH  10
                   SHARED DISPOSITIVE POWER
                          0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    251,260****
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [X]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    <1%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    IN
-------------------------------------------------------------------------------



---------------------------------
****John Rakolta, Jr. and Terry Rakota, Joint Tenants with the Right of Survivorship disclaim beneficial ownership of all shares owned by The Eileen Heather Vanderkloot Irrevocable Trust, U/A dated 12/22/92, The Lauren Rakolta Irrevocable Trust, U/A dated 12/22/92, The Paige Alexandra Rakolta Irrevocable Trust, U/A dated 12/22/92, and The John Rakolta, III Irrevocable Trust, U/A dated 12/22/92

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                          PAGE 16 OF 25 PAGES

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                THE EILEEN HEATHER VANDERKLOOT IRREVOCABLE TRUST, U/A DATED 12/22/92

-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3          SEC USE ONLY                                                  [ ]
-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                   N/A
-------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]
-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF   7
                   SOLE VOTING POWER
   SHARES               10,835
              -----------------------------------------------------------------
BENEFICIALLY  8
                   SHARED VOTING POWER
  OWNED BY               0
              -----------------------------------------------------------------
    EACH      9
                   SOLE DISPOSITIVE POWER
  REPORTING             10,835
              -----------------------------------------------------------------
 PERSON WITH  10
                   SHARED DISPOSITIVE POWER
                          0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     10,835
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    <1%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    OO
-------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                          PAGE 17 OF 25 PAGES

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                THE LAUREN RAKOLTA IRREVOCABLE TRUST, U/A DATED 12/22/92

-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3          SEC USE ONLY                                                  [ ]
-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                   N/A
-------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                 [ ]
-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF   7
                   SOLE VOTING POWER
   SHARES               10,535
              -----------------------------------------------------------------
BENEFICIALLY  8
                   SHARED VOTING POWER
  OWNED BY               0
              -----------------------------------------------------------------
    EACH      9
                   SOLE DISPOSITIVE POWER
  REPORTING             10,535
              -----------------------------------------------------------------
 PERSON WITH  10
                   SHARED DISPOSITIVE POWER
                          0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     10,535
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    <1%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    OO
-------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                          PAGE 18 OF 25 PAGES

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                THE PAIGE ALEXANDRA RAKOLTA IRREVOCABLE TRUST, U/A
                    DATED 12/22/92

-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3          SEC USE ONLY                                                  [ ]
-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                   N/A
-------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                 [ ]
-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF   7
                   SOLE VOTING POWER
   SHARES               10,509
              -----------------------------------------------------------------
BENEFICIALLY  8
                   SHARED VOTING POWER
  OWNED BY               0
              -----------------------------------------------------------------
    EACH      9
                   SOLE DISPOSITIVE POWER
  REPORTING             10,509
              -----------------------------------------------------------------
 PERSON WITH  10
                   SHARED DISPOSITIVE POWER
                          0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     10,509
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    <1%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    OO
-------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

CUSIP NO. 876664103                                          PAGE 19 OF 25 PAGES

-------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                THE JOHN RAKOLTA, III IRREVOCABLE TRUST, U/A DATED 12/22/92

-------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3          SEC USE ONLY                                                  [ ]
-------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                   N/A
-------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                 [ ]
-------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF   7
                   SOLE VOTING POWER
   SHARES               10,485
              -----------------------------------------------------------------
BENEFICIALLY  8
                   SHARED VOTING POWER
  OWNED BY               0
              -----------------------------------------------------------------
    EACH      9
                   SOLE DISPOSITIVE POWER
  REPORTING             10,485
              -----------------------------------------------------------------
 PERSON WITH  10
                   SHARED DISPOSITIVE POWER
                          0
-------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     10,485
-------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                        [ ]
-------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    <1%
-------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    OO
-------------------------------------------------------------------------------

ITEM 1.           SECURITY AND ISSUER.

                  This Amendment No. 2 is filed by Robert S. Taubman, The A. Alfred Taubman Restated Revocable Trust, Courtney Lord, Robert C. Larson, Trustee of the Robert C. Larson Revocable Trust, The Max M. Fisher Revocable Trust, William S. Taubman, John Rakolta, Jr. and Terry Rakolta, Joint Tenants with the Right of Survivorship, The Eileen Heather Vanderkloot Irrevocable Trust, U/A dated 12/22/92, The Lauren Rakolta Irrevocable Trust, U/A dated 12/22/92, The Paige Alexandra Rakolta Irrevocable Trust, U/A dated 12/22/92, The John Rakolta, III Irrevocable Trust, U/A dated 12/22/92, TRA Partners, Taub-Co Holdings LLC, TG Partners Limited Partnership, TG Acquisitions, Taubman Realty Ventures LLC, Martinique Hotel, Inc., R&W - TRG, LLC (each individually a "Reporting Person") with respect to Taubman Centers, Inc., a Michigan corporation (the "Company"), with its principal executive offices at 200 East Long Lake Road, Bloomfield Hills, Michigan 48304, and amends the Schedule 13D originally filed (the "Schedule 13D") by Robert S. Taubman on November 20, 1997, as amended by the Schedule 13D/A filed by each Reporting Person on November 15, 2002. This Amendment No. 2 relates to shares of common stock, par value $0.01 per share ("Common Stock"), of the Company. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Schedule 13D.

ITEM 4.           PURPOSE OF THE TRANSACTION.

Item 4 is hereby amended to add the following:

                  As previously reported on the Schedule 13-D, Robert S. Taubman had entered into the following voting agreements: (1) Voting Agreement among Robert S. Taubman, Max M. Fisher, as Trustee of The Max M. Fisher Revocable Trust, and Martinique Hotel, Inc. (the "Fisher Agreement"); (2) Voting Agreement between Robert S. Taubman and John Rakolta Jr., Terry Rakolta, the Eileen Heather Vanderkloot Irrevocable Trust, U/A dated 12/22/92, the Lauren Rakolta Irrevocable Trust, U/A dated 12/22/92, the Paige Alexandra Rakolta Irrevocable Trust, U/A dated 12/22/92 and the John Rakolta, III Irrevocable Trust, U/A dated 12/22/92 (the "Rakolta Agreement"); and (3) Voting Agreement between Robert S. Taubman and Robert C. Larson as Trustee of the Robert C. Larson Revocable Trust u/a/d 11/24/86, as amended (the "Larson Agreement" and together with the Fisher Agreement and the Rakolta Agreement collectively the "Voting Agreements"). The Voting Agreements generally granted Robert S. Taubman an irrevocable proxy to confer on Robert S. Taubman the sole and absolute right to vote the shares of Common Stock and Series B Preferred Stock which are the subject of such agreements. The Larson Agreement had a two year term, the Fisher Agreement and the Rakolta Agreements each had one year terms. The Voting Agreements conferred no rights upon any of the members of the Taubman Family (as defined below) other than Robert S. Taubman, nor do any of the members of the Taubman Family, other than Robert S. Taubman, have any agreements, arrangements or understandings with respect to the voting of any shares held by any of the parties to the Voting Agreements.

                  On January 28, 2003, Robert S. Taubman and the Reporting Persons who were parties to the Voting Agreements terminated them, and as of such date the Voting Agreements are no longer in force or effect. There are no longer any agreements, arrangements or understandings between Robert S. Taubman and any of the other parties to the Voting Agreements in relation to the Common Stock. The Voting Agreements formed the basis for at least one of the claims alleged by the Simon Property Group in its litigation against the Company and certain of the Reporting Persons. While Robert S. Taubman believes that all of the claims are without merit, he believes that terminating these voting agreements will eliminate the issues Simon has raised based on these agreements.


                  As has been previously reported, Robert S. Taubman, The A. Alfred Taubman Restated Revocable Trust, William S. Taubman, TRA Partners, Taubman Realty Ventures LLC, Taub-Co Holdings, LLC, TG Partners Limited Partnership, and the R&W-TRG LLC (collectively the "Taubman Family") each individually have indicated that they have no interest in pursuing a sale of the Company. Neither in connection with the Voting Agreements nor at any time since the Series B Preferred shares were issued in 1998 has any member of the Taubman Family ever acquired or possessed the authority to vote any of the other members' shares. Moreover, neither in connection with the Voting Agreements nor in any other connection since 1998 did any member of the Taubman Family acquire any interest in or power over the Series B Preferred shares or Common Stock owned by any other member of the Taubman Family and there has been no change in any of the relationships between or among the members of the Taubman Family with respect to either the Series B Preferred shares or the Common Stock since the Series B Preferred shares were issued in 1998. Each of the members of the Taubman Family disclaim beneficial ownership with respect to the Series B Preferred shares and Common Stock owned by other members of the Taubman Family.


ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER

Item 5 is hereby amended to add the following:

                  On January 28, 2003, after giving effect to the changes discussed herein, each of the Reporting Persons ceased to be the beneficial owner of more than 5% of the Common Stock of the Company as calculated by the relevant rules of the Commission.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS.

       1.       Form of Termination of Voting Agreement

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 28, 2003

                                                        /s/ Robert S. Taubman
                                                     ___________________________
                                                     By:   Robert S. Taubman

                                                     THE A. ALFRED TAUBMAN
                                                     RESTATED REVOCABLE TRUST,
                                                     as amended and restated in
                                                     its entirety by Instrument
                                                     dated January 10, 1989 and
                                                     subsequently by Instrument
                                                     dated June 25, 1997, and by
                                                     Instrument dated April 10,
                                                     2002, as the same has been
                                                     and may hereafter be
                                                     amended from time to time.

                                                     /s/Jeffrey H. Miro**
                                                     ___________________________

                                                     TRA Partners

                                                      /s/Jeffrey H. Miro**
                                                     ___________________________


                                                     Taub-Co Holdings LLC

                                                      /s/Jeffrey H. Miro**
                                                     ___________________________


                                                     TG Partners Limited
                                                     Partnership

                                                      /s/Jeffrey H. Miro**
                                                     ___________________________

                                                     TG Acquisitions

                                                      /s/Jeffrey H. Miro**
                                                     ___________________________

                                                      /s/Courtney Lord
                                                     ___________________________
                                                          Courtney Lord


                                                     Taubman Realty Ventures LLC

                                                      /s/Jeffrey H. Miro
                                                     ___________________________

                                                      /s/ Robert C. Larson
                                                     ___________________________
                                                          Robert C. Larson

                                                      /s/ Max M. Fisher
                                                     ___________________________
                                                          Max M. Fisher, acting
                                                          not individually but
                                                          as Trustee or
                                                          successor(s) in trust,
                                                          of The Max M. Fisher
                                                          Revocable Trust, as
                                                          amended and restated
                                                          in its entirety by
                                                          Instrument dated May
                                                          11, 1992 (as may
                                                          be amended from time
                                                          to time)


                                                     Martinique Hotel, Inc.

                                                       /s/ Phillip WM. Fisher
                                                     ___________________________
                                                     By:  Phillip WM. Fisher
                                                     Its: Vice President

                                                       /s/ William S. Taubman
                                                     ___________________________
                                                     By:  William S. Taubman


                                                     R&W - TRG, LLC

                                                       /s/ Robert S. Taubman
                                                     _______________________

                                                       /s/ John Rakolta, Jr.
                                                     ___________________________
                                                          John Rakolta, Jr.

                                                       /s/ Allen Lassiter
                                                     ___________________________
                                                          Allen Lassiter,
                                                          Trustee of the Eileen
                                                          Heather Vanderkloot
                                                          Irrevocable Trust, U/A
                                                          dated 12/22/92

                                                         /s/ Allen Lassiter
                                                     ___________________________
                                                          Allen Lassiter,
                                                          Trustee of the Lauren
                                                          Rakolta Irrevocable
                                                          Trust, U/A dated
                                                          12/21/92

                                                         /s/ Allen Lassiter
                                                     ___________________________
                                                          Allen Lassiter,
                                                          Trustee of the Paige
                                                          Alexandra Rakolta
                                                          Irrevocable Trust, U/A
                                                          dated 12/22/91

                                                         /s/ Allen Lassiter
                                                     ___________________________
                                                          Allen Lassiter,
                                                          Trustee of the John
                                                          Rakolta, III
                                                          Irrevocable Trust, U/A
                                                          dated 12/22/92

** Jeffrey H. Miro, as attorney-in-fact under Durable General Power of Attorney dated April 10, 2002, for A. Alfred Taubman, acting not individually, but as the Trustee the A. Alfred Taubman Restated Revocable Trust.

                                INDEX OF EXHIBITS


EXHIBIT NO.               DOCUMENT

Exhibit 1                 Form of Termination of Voting Agreement